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As filed with the Securities and Exchange Commission on June 24, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XYRATEX LTD
(Exact name of Registrant as specified in its charter)

Bermuda (State or other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)
Langstone Road Havant PO91SA United Kingdom (Address of Registrant's Principal Executive Offices) (Zip Code)

XYRATEX LTD 2004 STOCK OPTION PLAN
(Full Title of Plan)

CHRIS SHARMAN
2031 Concourse Drive
San Jose, California 95131
(Name and Address of Agent for Service)

(408) 894-0800
(Telephone Number, Including Area Code, of Agent for Service)

With a Copy to:

STEPHEN E. NEWTON, Esq.
Heller Ehrman White & McAuliffe LLP
601 South Figueroa Street
Los Angeles, California 90017
(213) 689-0200

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Shares	5,000,000 shares	$14.00(2)	$70,000,000	$8,869

(1)
The provisions of Rule 416 under the Securities Act of 1933 shall apply to this Registration Statement, and the number of shares registered on this Registration Statement automatically shall increase or decrease as a result of stock splits, stock dividends or similar transactions.
(2)
Estimated solely for purposes of determining the registration fee pursuant to Rule 457.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        All documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of the filing of this Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities registered under this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents. The following documents filed with the Commission are incorporated in this Registration Statement by reference:

  •
  Registrant's prospectus to be filed on or about June 24, 2004 pursuant to Rule 424(b) of the Securities Act (Reg. No. 333-116083);

  •
  Registrant's prospectus to be filed on or about June 24, 2004 pursuant to Rule 424(b) of the Securities Act (Reg. No. 333-116089); and

  •
  The description of the Registrant's share capital contained in the Registrant's Registration Statement on Form 8-A filed with the commission under Section 12(g) of the Exchange Act on June 15, 2004, including any amendment or report filed for the purpose of updating such a description.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        The Registrant's bye-laws contain a provision by virtue of which the Registrant's shareholders waive any claim or right of action they may have, both individually and on behalf of the Registrant, against any director or officer in relation to any action or failure to take action by that director or officer, except in respect of any fraud or dishonesty of that director or officer. The Registrant's bye-laws also indemnify Registrant's directors and officers in respect of their actions and omissions, except in respect of their fraud or dishonesty.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

5.1	Opinion of Conyers Dill & Pearman
10.1	Xyratex Ltd 2004 Stock Option Plan
23.1	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.2	Consents of PricewaterhouseCoopers
24.1	Power of Attorney of certain officers and directors (included on pages II-3 and II-4)

Item 9. Undertakings.

          (a)   The undersigned Registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii)   To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that paragraphs (a)(1)(i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

          (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Havant, United Kingdom on June 24, 2004.

XYRATEX LTD

By
/s/ STEVE BARBER Steve Barber, Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steve Barber and Richard Pearce, or either of them, his or her attorneys-in-fact, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVE BARBER Steve Barber	Chief Executive Officer and Director (Principal Executive Officer)	June 24, 2004
/s/ RICHARD PEARCE Richard Pearce	Chief Financial Officer (Principal Financial Officer)	June 24, 2004
/s/ ANDREW MILLS Andrew Mills	Financial Controller (Principal Accounting Officer)	June 24, 2004
/s/ KEN WILKIE Ken Wilkie	Chairman of the Board	June 24, 2004
/s/ ANDREW SUKAWATY Andrew Sukawaty	Deputy Chairman	June 24, 2004
/s/ NIC HUMPHRIES Nic Humphries	Director	June 24, 2004

Jonathan Brooks	Director	, 2004
/s/ ERNEST SAMPIAS Ernest Sampias	Director	June 24, 2004
Steve Sanghi	Director	, 2004

EXHIBIT INDEX

Exhibits
5.1	Opinion of Conyers Dill & Pearman
10.1	Xyratex Ltd 2004 Stock Option Plan
23.1	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.2	Consents of PricewaterhouseCoopers
24.1	Power of Attorney of certain officers and directors (included on pages II-3 and II-4)

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX